EXHIBIT 99


FOR IMMEDIATE RELEASE

                                NTL INCORPORATED
                                 PRICES OFFERING


     New  York,  New York  (March 6,  1998) - NTL  Incorporated  (Nasdaq:  NTLI;
Easdaq: NTLI.ED) announced today that it priced a concurrent offering of UK Sterling Senior Notes Due 2008 (the "Sterling Senior Notes"), UK Sterling Deferred Coupon Notes Due 2008 (the "Sterling Deferred Coupon Notes") and US Dollar Deferred Coupon Notes Due 2008 (the "Dollar Deferred Coupon Notes", collectively, the "Notes"). The Company will raise approximately 125 million pounds sterling of gross proceeds from the issue of the Sterling Senior Notes, approximately 176 million pounds sterling from the issue of the Sterling Deferred Notes and approximately $802 million from the offering of the Dollar Deferred Coupon Notes.

     The Sterling Senior Notes will be issued in an aggregate principal amount of 125 million pounds sterling and will pay cash interest semi-annually at the rate of 9.50% per annum.

     The Sterling Deferred Notes and the Dollar Deferred Coupon Notes will be issued at 58.62% and 61.724%, respectively, of the aggregate principal amount at maturity of the Sterling Deferred Coupon Notes and the Dollar Deferred Coupon Notes. The issue price of the Sterling Deferred Coupon Notes and the Dollar Deferred Notes represents a yield to maturity of 10.80% and 9.77%, respectively. The Sterling Deferred Coupon Notes and the Dollar Deferred Notes will accrue interest until October 1, 2003 and then pay cash interest semi-annually at the rates of 10.75% and 9.75% per annum, respectively.

     The use of proceeds of the offering will be for the construction, working capital, refinancing indebtedness, acquisitions or other corporate purposes of the Company.

     The Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

                                      *****

     For further information contact: John F. Gregg, Managing Directors - Corporate Finance and Development, Michael A. Peterson, Director - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel at
(212)906-8440.